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                                                                   Exhibit 10.24

                                  AGREEMENT

     This is an agreement between You, Karen Nyman Latham, (on behalf of Yourself, Your spouse, Your family, and anyone acting for You including attorneys, agents, representatives, heirs, executors, and assigns) ("You") and Florsheim Group Inc. (on behalf of its present or former parents, subsidiaries, affiliates, companies, insurers, predecessors, successors, assigns, agents, employees, officers and directors) ("The Company"). For all purposes under this Agreement, The Company shall include Apollo Advisers, L.P. and its officers, affiliates, employees, directors, successors, predecessors and assigns.

     1. PAYMENTS AND OTHER CONSIDERATION. If You sign this Agreement, The Company will:

     - continue Your regular rate of pay through January 23, 1998, less standard deductions; this payment will be made weekly by direct deposit;

     - continue Your Health Insurance at the level currently provided to You, through January 23, 1998, including dependant coverage for Your husband and child;

     - the parties agree that You waive any right You may have under The Company Stock Option Program; in exchange, The Company agrees to pay You $78,750, which is an amount equal to the difference between the market price of The Company's stock as of the close of business on November 25, 1997, and the price of the 30,000 options previously granted to You including those options which, under The Company Stock Option Plan, were not vested;

     - provide to You three months of pay, less deductions for withholding taxes required by law, payable in a lump sum within ten days of the execution of this Agreement;

     - pay for the cost of benefits continuation, including dependant coverage for Your husband and child, under COBRA, after Your separation date from The Company for a period of eighteen months;

     - on or before March 1, 1998, The Company will provide You with a management bonus calculated pursuant to the terms of the Florsheim Group, Inc. Executive Incentive Plan (Plan) for the full calendar year of 1997, a copy of which is attached hereto as Exhibit A; payments made under the Plan will be based on the same factors set forth in the written document applicable to You as of October 24, 1997. You will receive 100% of the discretionary portion of the Plan;

     - allow You to retain the personal computer, fax and port replicator previously provided to You by The Company for Your home use, valued at $1,000;




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      -    on or before January 30, 1998, pay to You $9,807.70, which is three weeks of pay for accrued vacation;

      - provide a mutually agreed-upon letter as a reference, a copy of which is attached hereto as Exhibit B, if requested to do so and route all unsolicited requests for a reference to Charles Campbell;

      - the proxy statement for 1997 will contain language regarding You as set forth in Exhibit C;

      - you and The Company agree that The Company is under certain legal obligations to disclose certain terms of Your employment. You and The Company agree that the information provided in those statements shall be limited to information required by law to be disclosed, and that the language of such statements is subject to Your prior agreement.

The foregoing benefits are in addition to and exceed that to which You would be entitled to receive without signing this Agreement.

      2. COVENANT NOT TO SUE/RELEASE AND WAIVER. In exchange for the benefits listed in paragraph 1, You agree not to bring any lawsuit against The Company and release and waive The Company from all claims or liability arising out of Your employment and/or Your separation from employment with The Company. This includes claims that The Company:

      - has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing between You and The Company;

      - has discriminated against You on the basis of age, race, color, sex (including sexual harassment), pregnancy, national origin, ancestry, disability, handicap, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, retaliation for any protected activity, or any union activities in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. Section
           1981, as amended; the Pregnancy Discrimination Act; the Equal Pay Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act, Section 510; and the National Labor Relations Act.

      - has violated public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental




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           reliance; loss of consortium to You or any member of Your family and/or promissory estoppel).

      - excluded from this release are any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies, including the Equal Employment Opportunity Commission.
           You are waiving, however, Your right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Your behalf. You are not releasing any claim to be entitled to unemployment compensation or to expense reimbursements otherwise owed you by The Company. Likewise, you are not releasing any claim to be entitled to indemnification or coverage by The Company or The Company's directors and officers insurance should claims be asserted against you arising out of your employment with The Company.

In addition, The Company agrees to release and waive any claims it may have against You for actions relating to Your employment with The Company up to and including the date of this Agreement.

      3. OTHER AGREEMENTS BY YOU. In addition to the agreements made in paragraph 2, by executing this Agreement You are also agreeing that:

      - You are entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance. You have not been coerced, threatened, or intimidated into signing this Agreement, and no promises have been made to You other than as stated in this Agreement;

      - You have been paid for all hours worked, that You have not suffered any on-the-job injury for which You have not already filed a claim, and that You have received all sick and vacation pay and other compensation and benefits to which You are entitled.

      - You and The Company agree not to disparage or otherwise attempt to interfere with the other's business or reputation and agree that, should You engage in such action, The Company may immediately cease any payments remaining under this agreement. If The Company engages in such action, all payments pursuant to this Agreement will be due and payable to You immediately.

      - You agree that the terms of this Agreement, including but not limited to the payments pursuant to this Agreement, shall be kept strictly confidential and shall not be disclosed except to Your immediate family, attorneys and/or tax advisers or as you may be otherwise legally required to do so. The Company agrees to maintain the confidentiality of this Agreement and will not disclose the terms of such Agreement unless legally required to do so.




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     -     You are agreeing to waive any right or claim to employment with
           Florsheim, and You further agree not to seek future employment with Florsheim.

     - You have had a reasonable period of time in which to consider this Agreement;

     - You have been advised to and have consulted an attorney in connection with this Agreement.

     4. INFORMATION CONCERNING YOUR SEPARATION FROM EMPLOYMENT. You and The Company agree that the sole reason for Your separation from employment is Your resignation. The Company agrees that it will not make any untrue, defamatory, disparaging or unflattering statements about You, and that no information about Your employment or Your separation from employment, will be provided to anyone, including The Company's auditors and lenders, without Your prior approval. You acknowledge that You were relieved of all duties and responsibilities as of October 24, 1997, and are no longer authorized or permitted to perform any further duties for Florsheim. You are acknowledging by signing this Agreement that You understand that You are eligible for the benefits which You will receive contingent upon Your signing this Agreement.

     5. TIME FOR CONSIDERATION OF AGREEMENT AND FOR REVOCATION. You agree that You have had a reasonable period in which to decide whether to enter into this Agreement, sign it, and return it to Charles Campbell, Chief Executive Officer, 200 North LaSalle Street, Chicago, Illinois, 60601. This Agreement shall be null and void if not signed by January 23, 1998.

     6. ENTIRE AGREEMENT/SEVERABILITY. This Agreement sets forth the entire agreement between You and The Company and supersedes any other written or oral understandings. You and The Company agree that if any provision of this Agreement or application thereof is held to be invalid, the invalidity shall not affect other provisions or applications of this Agreement.

     7. CONSULTATION WITH AN ATTORNEY. THIS AGREEMENT IS A LEGAL DOCUMENT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT.

     ACKNOWLEDGMENT: By signing this Agreement I acknowledge that the benefits that I will receive as stated in this Agreement are in exchange for a release of all claims that I have against The Company and an agreement not to sue The Company. I understand that if I sign this Agreement and then choose to sue The Company on any ground covered by the Agreement, I will be required to return
the amount of the consideration set forth in Paragraph 1 above.   I further
understand that if I sue The Company and do not return the entire amount, I will be deemed to have ratified this Agreement, regardless of any alleged or actual invalidities in this Agreement, and The Company will be entitled to judgment in its




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favor. If The Company materially breaches this Agreement, then  the Agreement will become null and void and you will not be required to return the consideration received thereunder.




_________________________                ________________________________
Karen Nyman Latham                       Florsheim Group Inc.


Date_____________________                Date____________________________